NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 18, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on None the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Sparton Corporation and Striker Merger Sub 2018, Inc., a wholly owned subsidiary of Striker Parent 2018, LLC, which are owned by funds and accounts affiliated with Cerberus Capital Management, L.P. became effective March 4, 2019. Each share of Common Stock of Sparton Corporation was converted into USD 18.50 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on March 5, 2019.